Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-141791
Prospectus Supplement No. 2
Dated October 12, 2007
to the Prospectus dated May 1, 2007
     This prospectus supplement amends the information in the “Selling Stockholders” section of our prospectus dated May 1, 2007 (as amended or supplemented from time to time, the “Prospectus”) relating to the resale of 21,415,447 shares of our common stock and 9,636,950 shares of our common stock issuable upon the exercise of warrants.
     The purpose of this prospectus supplement is to modify the “Selling Stockholders” section of the Prospectus to reflect the sale of warrants to purchase shares of our common stock by HFR SHC Aggressive Master Trust (“HFR SHC AG Fund”), which is listed as a selling stockholder, to OTA LLC (“OTA”), which is hereby added as a selling stockholder.
     This prospectus supplement should be read in conjunction with the Prospectus, and this prospectus supplement is qualified in its entirety by reference to the Prospectus, except to the extent that the information herein modifies or supersedes the information contained in the Prospectus. Except as amended by this prospectus supplement, the “Selling Stockholders” section of the Prospectus is not affected by this prospectus supplement.
     Our common stock is currently traded on the Global Market of the NASDAQ Stock Market LLC under the symbol “NTEC.”

     INVESTING IN OUR COMMON STOCK INVOLVES RISKS. YOU SHOULD CAREFULLY CONSIDER THE “RISK FACTORS” INCLUDED IN OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2006 AS WELL AS SUBSEQUENTLY FILED FORMS 10-Q BEFORE YOU DECIDE TO INVEST.

     Neither the Securities and Exchange Commission (SEC) nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

EXPLANATORY NOTE
     The references to the HFR SHC AG Fund in the “Selling Stockholders” table in the section entitled “Selling Stockholders” are hereby amended to reflect the sale by the HFR SHC AG Fund of all of its holdings of warrants to purchase shares of our common stock to OTA.
     The information in the supplement to the “Selling Stockholders” table set forth below is based solely on information provided to us by the HFR SHC AG Fund and OTA as of October 5, 2007.
     This prospectus supplement should be read in conjunction with the Prospectus. The “Selling Stockholders” section of the Prospectus, including the table, is only affected by this prospectus supplement such that the entry for the HFR SHC AG Fund with respect to its warrants to purchase shares of our common stock is replaced with the entry for OTA.
SELLING STOCKHOLDERS

	Number of Shares of		Number of Shares of	Shares
	Common Stock	Number of Shares of	Common Stock	Beneficially Owned
	Beneficially Owned	Common Stock	Underlying Warrants	After Offering
	Prior to the	Registered for Sale	Registered for Sale
Name of selling stockholder	Offering	Hereby	Hereby	Number	Percent
OTA LLC	44,550	—	44,550	—	—